Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800	Salans FMC SNR Denton dentons.com

July 29, 2020

Arcturus Therapeutics Holdings Inc.

10628 Science Center Drive, Suite 250

San Diego, California 92121

Re:	Arcturus Therapeutics Holdings Inc.--Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to Arcturus Therapeutics Holdings Inc., a corporation organized under the laws of the State of Delaware (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-238139) (the “Registration Statement”), which Registration Statement the Company initially filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2020 and which the Commission declared effective on May 21, 2020, as supplemented by the prospectus supplement filed pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”), dated July 28, 2020 (the “Prospectus Supplement”), under which up to 3,753,773 shares (the “Shares”) of Company common stock, par value $0.001 per share, are being sold by the Company pursuant to the Underwriting Agreement, dated July 28, 2020, between the Company and the underwriters named therein. The Shares include an option granted to the underwriters of the offering to purchase up to an additional 489,622 Shares.

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s articles of incorporation, as amended, (ii) the Company’s by-laws, as amended, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (iv) the Prospectus Supplement (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

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Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware (excluding local laws) and the federal law of the United States of America.

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP